Exhibit 99.1

ITG Releases April 2016 U.S. Trading Volumes

NEW YORK, May 9, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that April 2016 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 129 million shares. This compares to 3.5 billion shares and ADV of 159 million shares in March 2016 and 3.9 billion shares and ADV of 184 million shares in April 2015. There were 21 trading days in both April 2016 and April 2015 and 22 trading days in March 2016.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

April 2016	21	2,709,054,808	129,002,610	50,642,229	282	11,530,452	15,464	33,590

YTD 2016	82	12,579,099,663	153,403,654	61,078,727	275	12,646,654	15,734	34,011

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The average daily trading commissions in April 2016 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 1% on a combined basis as compared to the first quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

ITG is an independent broker and financial technology firm that improves the efficiency and execution quality of institutional trading. ITG helps clients understand market trends, mitigate risk and navigate increasingly complex markets. A leader in electronic trading since launching the POSIT crossing network in 1987, ITG takes a consultative approach in delivering the highest quality execution and liquidity solutions along with analytical tools and research. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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